Exhibit 10.24

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of October 1, 2012 (the “Effective Date”), is entered into among Sunshine Silver Mines Corporation, a Delaware corporation (“Seller”), and ElectrumStrat Opportunities LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Seller owns 100% of the ownership Interests (the “Interest”) of Calico Exploration LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of Sellers’ right, title and interest in and to, the Interest.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Representations and Warranties.

a.	Seller hereby represents and warrants that it owns the Interest.

b.	The Seller hereby represents that the Interest purchased by Purchaser is an entity that made a check-the-box election pursuant to Treasury Regulations §§301.7701- 1 through §§301.7701-3 of the internal Revenue Code to be treated as a corporate entity prior to the Effective Date.

c.	Each party hereto represents and warrants that it has the legal capacity and the full right, power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement.

d	Seller hereby represents and warrants that: (a) it has the legal capacity and the full right, power and authority to effectuate the transfer being made by it pursuant to this Agreement, and (b) it is transferring the Interest free and clear of all pledges, security interests, lien charges, encumbrances, claims, options, rights, restrictions on transfer of any kind or notice whatsoever.

2.	Purchase and Sale. As of the effective Date, seller hereby assigns and transfers to Purchaser, and Purchaser hereby receives and accepts from Seller, the Interest.

3.	Purchase Price. The purchase price to be paid by the Purchaser (the “Purchase Price”) shall be US$336,436.23, which is the amount of the costs incurred by Seller in connection with corporate and maintenance expenses, and the identification and exploration of potential activities of the Company.

4.	Benefit. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.	Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

6.	Governing law. This agreement has been executed and delivered and shall be construed, interpreted and governed pursuant to and in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles or rules, whether of the State of New York or of any other jurisdiction, which, if applied, might permit or require the application of the laws of another jurisdiction.

7.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Agreement, which shall be effective as of the Effective Date set forth above.

Sunshine Silver Mines Corporation		ElectrumStrat Opportunities LLC

By:	/s/ Stephen Orr	By:	/s/ William Natbony
	Name: Stephen Orr Title: Executive Chairman		Name: William Natbony Title: Manager